Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Barry E. Davis, President and Chief Executive Officer
William W. Davis, Sr. V.P. and Chief Financial Officer
Phone:	(214) 953-9500

CROSSTEX REPORTS FIRST QUARTER 2003 RESULTS

DALLAS, May 14, 2003 — Crosstex Energy, L.P. (NasdaqNM: XTEX), a Texas-based midstream natural gas company, reported first quarter net income of $832 thousand, or $0.11 per limited partner unit, compared to a net loss in the first quarter of 2002 of $252 thousand. (Limited partner units were not outstanding in the 2002 period, as the Partnership completed its initial public offering in December 2002.) Distributable Cash Flow for the quarter was $5.4 million, or 1.46 times the amount required to cover the Minimum Quarterly Distribution. Distributable Cash Flow was $2.0 million in the 2002 period. (The next-to-last paragraph of this release contains a discussion of the Partnership’s use of Distributable Cash Flow, which is a non-generally accepted accounting principle financial measure. Also, in the tables at the end of this release is a reconciliation of this measure to net income.)

“With the great start we have had in 2003 in the performance of our existing asset base, our Board increased the quarterly distribution by $0.05 per unit to $0.55 per quarter. Beginning with the distribution in the second quarter, our distribution will be $2.20 per year,” said Barry E. Davis, President and Chief Executive Officer of Crosstex. “We have continued our record of growth from both acquisitions and internal growth through increased utilization of our existing systems.”

Gross margin in the current period increased by more than 50 percent from the prior year, driven by a 30 percent increase in on-system volumes moved by the Partnership’s Midstream Division, and by a 33 percent increase in the number of treating plants in service. Midstream gross margin increased by $2.9 million, or 56 percent, to $7.9 million, while Treating gross margin increased by $0.8 million, or 37 percent, to $2.8 million.

The first quarter gross margin was positively impacted by three principal factors. Gas price volatility during the quarter created some opportunities for additional margin, average on-system Midstream margins and volumes were higher than anticipated, and growth in the Treating division, which ended the quarter with 33 percent more plants in service than in the first quarter of 2002.

These improvements were partially offset by results at the Gregory Processing Plant, where margins were reduced in comparison to the prior period due to high gas prices relative to natural gas liquids prices.

Significant Midstream volume increases occurred as a result of the acquisition of the Vanderbilt system in December 2002 and the initiation of service to Florida through the Partnership’s Hallmark lateral, which also began in December. Significant volume growth was also seen in the Gregory Gathering system, as successful drilling activity by producers in the area continued to bring more gas to the system. Eight new treating plants were set for producers during the quarter, with three plants removed from service, for a net increase during the period of five plants.

Net income for the quarter was negatively impacted by the charge of $2.5 million in stock-based compensation that resulted from a modification in stock options in Crosstex Energy Holdings, the owner of the Partnership’s general partner, held by employees of the Partnership. The charge, which is approximately $300 thousand higher than guidance previously given, has no impact on distributable cash or outstanding units of the Partnership. The increase in the charge above the level provided in the guidance is due to the increase in the Partnership’s limited partner unit price.

General and administrative expenses charged to the Partnership are capped at $1.5 million per quarter during 2003. Had the cap not been in place, those expenses would have been $2.0 million, reducing reported earnings and Distributable Cash Flow by approximately $500 thousand. In addition, the net loss in the prior period was benefited by approximately $2.5 million of mark-to-market gains related to the management of the Partnership’s Enron position, which was not repeated in 2003.

In the first quarter of 2003, pipeline throughput increased 35 percent, from 369,260 MMBtu/d to 498,643 MMBtu/d, over the first quarter of 2002. Natural gas processed increased approximately 10 percent, from 85,593 MMBtu/d to 93,855 MMBtu/d for the same period, and treating plants in operation increased from 30 at the end of the first quarter of 2002 to 40 at the end of the first quarter in 2003. Revenues for the quarter were $251 million compared to $81 million for the first quarter of 2002. The increase in revenues is attributable to higher volumes as well as a significant increase in average natural gas prices.

The Partnership has adjusted its guidance on net income and Distributable Cash Flow in the attached table. The adjustments take into account the current expectation that the Gregory Plant Expansion will start in the third quarter, with exact timing dependent on permitting. Given first quarter results, and assuming the acquisition from Duke Energy Field Services announced on May 2 is closed as expected, the Partnership now anticipates it will generate net income in 2003 of between $11.3 million and $13.2 million, and its estimate of Distributable Cash Flow for the year is a range of between $21.4 million and $24.3 million.

Crosstex will hold its quarterly conference call to discuss first quarter results today at 10:00 am Central Time (11:00 am Eastern Time). The dial-in number for the call is 800-299-9086, passcode Crosstex. A live Webcast of the call can be accessed on the investor relations page of Crosstex Energy’s Web site at www.crosstexenergy.com. The call will be available for replay for 30 days by dialing 888-286-8010, passcode 7985371. A replay of the broadcast will also be available on the company’s Web site.

Crosstex Energy, L.P., a mid-stream natural gas company headquartered in Dallas, operates over 1,700 miles of pipeline, two processing plants, and over 40 natural gas amine treating plants. Crosstex currently provides services for over 900,000 MMBtu/day of natural gas. Crosstex Energy was ranked first in the Mastio & Co. 2002 Producer Purchaser Satisfaction Survey of nearly 400 gas producers. Additional information about Crosstex can be found at www.crosstexenergy.com.

This press release contains non-generally accepted accounting principle financial measures of earnings before non-cash charges and less maintenance capital expenditures, which we refer to as Distributable Cash Flow. The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP), with the exception of maintenance capital expenditures, which are defined as capital expenditures (as defined by GAAP) that do not increase the capacity of the asset. We believe this measure is useful to investors because it enhances the investors’ overall understanding of our current financial performance, our prospects for future performance, and the cash that our Partnership is generating. Our reconciliation of this measure to net income is included in the following tables.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

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Selected Financial and Operating Data

(All amounts in thousands except per unit numbers)

	Three Months Ended March 31,
	2003	2002
Revenues
Midstream	$245,315	$77,808
Treating	5,255	3,185
	250,570	80,993
Cost of Gas
Midstream	237,408	72,759
Treating	2,416	1,113
	239,824	73,872

Gross Margin	10,746	7,121

Operating Expenses	3,210	2,440
General & Administrative	1,500	1,934
Impairments	—	3,150
(Profit) Loss on Energy Trading Contracts	(107)	(2,775)
Stock Based Compensation	2,504	—
Depreciation and Amortization	2,435	1,909
Total	9,542	6,658

Operating Income	1,204	463

Interest Expense	(410)	(680)
Other	38	(35)
Total Other	(372)	(715)
Net Income	$832	$(252)
General Partner Share of Net Income	$17
Limited Partners Share of Net Income	$815
Net Income per Limited Partners’ Unit (diluted)	$0.11
Weighted Average Limited Partners’ Units Outstanding (diluted)	7,340

Reconciliation of Net Income to Distributable Cash Flow

Net Income	$832	$(252)
Depreciation and Amortization	2,435	1,909
Impairments	—	3,150
(Profit) Loss on Energy Trading Contracts	—	(2,463)
Stock Based Compensation	2,504	—
Cash Flow	5,771	2,344

Maintenance Capital Expenditures	344	323
Distributable Cash Flow	$5,427	$2,021
Minimum Quarterly Distribution (MQD)	$3,725
Distributable Cash Flow / MQD	1.46

Operating Data

(All volumes in MMBtu/d)

	Three Months Ended March 31,
	2003	2002
Pipeline Throughput
Gulf Coast Transmission	94,903	104,908

Vanderbilt	35,082	—

CCNG Transmission	158,292	142,327

CCNG Transmission — Hallmark	52,443	—

Gregory Gathering	133,994	96,038

Arkoma	10,478	11,186

Other Midstream	13,451	14,801

Total Pipeline Throughput	498,643	369,260

Natural Gas Processed
Gregory Processing	93,855	85,593

Total On-System Volumes	592,498	454,853

Producer Services Volumes	253,985	214,432

Treating Volumes(1)	87,561	91,581

Treating Plants In Service(2)	40	30

(1) Volumes represent volumes on volume-sensitive plants only.

(2) Plants in service represent plants in service on the last day of the quarter ended March 31, 2003.

Guidance for 2003 Net Income and Reconciliation to

Distributable Cash Flow

(In millions)

	Range
	Low	High
Net Income	$11.3	$13.2

Depreciation and Amortization	12.6	12.6

Stock Based Compensation	2.5	2.5

Cash Flow	26.4	28.3

Maintenance Capital	(5.0)	(4.0)

Distributable Cash Flow	$21.4	$24.3